As filed with the Securities and Exchange Commission on April 24, 2015
Registration No.  000-21615

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under the
Securities Act of 1933

PRESSURE BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2652826
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

14 Norfolk Avenue, South Easton, MA 02375
(Address of Principal Executive Offices) (Zip Code)

PRESSURE BIOSCIENCES, INC. 2013 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Richard T. Schumacher, President and Chief Executive Officer
Pressure BioSciences, Inc.
14 Norfolk Avenue
South Easton, MA 02375
(Name and Address of Agent For Service)

with a copy to:

Gregg E. Jaclin, Esq.,
Szaferman Lakind Blumstein & Blader
101 Grovers Mill Road
Lawrenceville, NJ 08648

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration fee
Common Stock, $.01 par value	3,000,000 (2) shares	$0.32	$960,000	$111.56

(1)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average high and low prices for the Registrant's common stock on the OTC Markets QB on April 20, 2015.

(2)
Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover such presently indeterminable number of additional shares of common stock which may become issuable under the Registrant’s 2013 Equity Incentive Plan in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, stock combination, or other similar changes in the common stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents:

(a)
The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Annual Report”) filed with SEC on March 31, 2015, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)	Current report on Form 8-K filed on February 11, 2015.

(c)
The description of (i) the Registrant's common stock contained in the Registrant's registration statement on Form 8-A (File No. 000-21615), filed under the Exchange Act with the Securities and Exchange Commission on October 26, 1996; and (ii) the Registrant’s preferred share purchase rights contained in the Registrant’s registration statement on Form 8-A (File No. 000-21615), filed under the Exchange Act with the Securities and Exchange Commission on March 12, 2003, including any amendments or reports filed for the purposes of updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed hereby incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

 Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Registrant’s Restated Articles of Organization, as amended (the “Articles”), eliminate, subject to certain exceptions, the personal liability of directors to the Registrant or its stockholders for monetary damages for breaches of fiduciary duties as directors.  The Articles do not provide for the elimination of or any limitation on the personal liability of a director for (i) any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain unauthorized dividends, redemptions, or distributions, (iv) certain loans of the Registrant’s assets to any of its officers or directors or (v) any transaction from which the director derived an improper personal benefit.  This provision of the Articles will limit the remedies available to a stockholder in the event of breaches of any director's duties to such stockholder or to the Registrant.

The Articles provide that the Registrant may, either in its By-laws or by contract, provide for the indemnification of directors, officers, employees and agents, by whomever elected or appointed, to the full extent permitted by law as the law may be amended from time to time.

The Registrant’s Amended and Restated By-laws, as amended, include provisions to permit the indemnification of the Registrant’s officers and directors for damages arising out of the performance of their duties unless such damages arise out of the officer's or director's failure to exercise his duties and to discharge the duties of his office in good faith and in the reasonable belief that his action was in, or not opposed to, the best interest of the Registrant, and with respect to any criminal action, do not have reasonable cause to believe that his conduct was unlawful.

The Registrant enters into indemnification agreements with its officers and directors from time to time.  The indemnification agreements provide that the Registrant will pay certain amounts incurred by a director or officer in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Registrant (derivative suits) where the individual’s involvement is by reason of the fact that he is or was a director or officer.  Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings.  Under the indemnification agreements, a director or officer will not receive indemnification if he is found not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Description
4.1	Registrant’s 2013 Equity Incentive Plan.
5.1	Legal Opinion of Szaferman Lakind Blumstein & Blader, PC.
23.1	Consent of Marcum, LLP (Independent Registered Public Accounting Firm for the Registrant).
23.2	Consent of Szaferman Lakind Blumstein & Blader, PC (included in its legal opinion filed as Exhibit 5.1 to this registration statement).
24.1	Power of Attorney (included on the signature page of this registration statement).

*
Not filed herewith.  In accordance with Rule 411(c) promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.

Item 9.   Undertakings.

(a)  The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

          (2)  For determining liability under the Securities Act of 1933, as amended (the “Securities Act”), to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3)  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City South Easton, Commonwealth of Massachusetts, on the 24th day of April, 2015.

PRESSURE BIOSCIENCES, INC.

By:	/s/ Richard T. Schumacher
Richard T. Schumacher
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Richard T. Schumacher and Richard P. Thomley, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeffery N. Peterson	Director and Chairman of the Board	April 24, 2015
Jeffery N. Peterson

/s/ Richard P. Thomley	Chief Financial Officer	April 24, 2015
Richard P. Thomley

/s/ Richard T. Schumacher	Director, President and Chief Executive Officer (Principal Executive Officer)	April 24, 2015
Richard T. Schumacher

/s/ Kevin A. Pollack	Director	April 24, 2015
Kevin A. Pollack

/s/ Vito J. Mangiardi	Director	April 24, 2015
Vito J. Mangiardi

/s/ Michael S. Urdea	Director	April 24, 2015
Michael S. Urdea

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Registrant’s 2013 Equity Incentive Plan.
5.1	Legal Opinion of Szaferman Lakind Blumstein & Blader, PC.
23.1	Consent of Marcum, LLP (Independent Registered Public Accounting Firm for the Registrant).
23.2	Consent of Szaferman Lakind Blumstein & Blader, PC (included in its legal opinion filed as Exhibit 5.1 to this registration statement).
24.1	Power of Attorney (included on the signature page of this registration statement).

*
Not filed herewith.  In accordance with Rule 411(c) promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.